Resource Center: 1-800-732-6643
Exhibit 99.1
Contact:     Pete Bakel
202-752-2034
Date:    November 7, 2013

Fannie Mae Reports Net Income of $8.7 Billion and Comprehensive Income of $8.6 Billion for Third Quarter 2013

•	Fannie Mae reported net income of $8.7 billion, the company’s seventh consecutive quarterly profit, and comprehensive income of $8.6 billion for the third quarter of 2013.

•
Fannie Mae will pay taxpayers $8.6 billion in dividends in December 2013. After the December dividend payment, Fannie Mae will have paid an aggregate of approximately $114 billion in dividends to Treasury. Senior preferred stock outstanding and held by Treasury remained at $117.1 billion at September 30, 2013, as dividend payments do not offset Treasury draws.

•	Fannie Mae has funded the mortgage market with approximately $3.9 trillion in liquidity since 2009, enabling families to buy, refinance, or rent a home.

•	Fannie Mae continues to support the housing recovery and contribute to building a sustainable housing finance system for the future.

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported net income of $8.7 billion for the third quarter of 2013, compared with net income of $1.8 billion for the third quarter of 2012. Fannie Mae’s net income for the third quarter of 2013 was the company’s seventh consecutive quarterly profit. Fannie Mae reported comprehensive income of $8.6 billion for the third quarter of 2013, compared with comprehensive income of $2.6 billion for the third quarter of 2012. Fannie Mae reported a positive net worth of $11.6 billion as of September 30, 2013 and will pay $8.6 billion to taxpayers as a dividend on the senior preferred stock.
Fannie Mae’s strong third quarter results were driven primarily by continued stable revenues and credit-related income. Credit-related income was positively affected by an increase in home prices in the quarter, which resulted in a reduction in the company’s loss reserves; the recognition of compensatory fees received in connection with the Bank of America compensatory fee agreement; and a decline in the number of delinquent loans in the company’s single-family guaranty book of business. Year-over-year improvement in net income was due primarily to credit-related income in the third quarter of 2013 compared with credit-related expense in the third quarter of 2012, and fair value gains in the third quarter of 2013 compared with fair value losses in the third quarter of 2012.
Fannie Mae expects to remain profitable for the foreseeable future. While the company expects its annual earnings to remain strong over the next few years, its earnings may vary significantly from quarter to quarter and year to year due to many different factors, such as changes in interest rates or home prices.

Third Quarter 2013 Results	1

ABOUT FANNIE MAE’S CONSERVATORSHIP
Fannie Mae has operated under the conservatorship of the Federal Housing Finance Agency (“FHFA”) since September 6, 2008. Fannie Mae has not received funds from Treasury since the first quarter of 2012. The funding the company has received under its senior preferred stock purchase agreement with the U.S. Treasury has provided the company with the capital and liquidity needed to fulfill its mission of providing liquidity and support to the nation’s housing finance markets and to avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. For periods through September 30, 2013, Fannie Mae has requested cumulative draws totaling $116.1 billion and paid $105.3 billion in dividends to Treasury. Under the senior preferred stock purchase agreement, the payment of dividends cannot be used to offset prior draws. As a result, Treasury maintains a liquidation preference of $117.1 billion on the company’s senior preferred stock.

Treasury Draws and Dividend Payments

(1)
Treasury draw requests are shown in the period for which requested and do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds. The payment of dividends cannot be used to offset prior Treasury draws.

(2)
The company’s dividend for the fourth quarter of 2013 is calculated based on the company’s net worth of $11.6 billion as of September 30, 2013 less the applicable capital reserve amount of $3.0 billion.

(3)	Amounts may not sum due to rounding.

In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended senior preferred stock purchase agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the preceding quarter exceeds an applicable capital reserve amount. The applicable capital reserve amount is $3.0 billion for each quarter of 2013 and will be reduced by $600 million annually until it reaches zero in 2018.
The amount of remaining funding available to Fannie Mae under the senior preferred stock purchase agreement with Treasury is currently $117.6 billion.
Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s annual report on Form 10-K for the year ended December 31, 2012.

Third Quarter 2013 Results	2

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Fannie Mae provided approximately $3.9 trillion in liquidity to the mortgage market from January 1, 2009 through September 30, 2013 through its purchases and guarantees of loans, which enabled borrowers to complete 12.0 million mortgage refinancings and 3.4 million home purchases, and provided financing for 2.0 million units of multifamily housing.
Fannie Mae’s market share remained large in the first nine months of 2013 as the company has continued to meet the needs of the single-family mortgage market in the absence of substantial private capital. The company remained the largest single issuer of single-family mortgage-related securities in the secondary market in the third quarter of 2013, with an estimated market share of new single-family mortgage-related securities issuances of 48 percent, compared with 45 percent in the second quarter of 2013 and 52 percent in the third quarter of 2012.

Fannie Mae also remained a constant source of liquidity in the multifamily market. As of June 30, 2013 (the latest date for which information is available), the company owned or guaranteed approximately 21 percent of the outstanding debt on multifamily properties.

Third Quarter 2013 Results	3

HELPING TO BUILD A NEW HOUSING FINANCE SYSTEM
In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae has devoted significant resources toward helping to build a new housing finance system for the future, including pursuing the strategic goals identified by its conservator, FHFA. These strategic goals are: build a new infrastructure for the secondary mortgage market; gradually contract the company’s dominant presence in the marketplace while simplifying and shrinking its operations; and maintain foreclosure prevention activities and credit availability for new and refinanced mortgages.
CREDIT QUALITY
New Single-Family Book of Business: While making it possible for families to purchase, refinance, or rent a home, Fannie Mae has established responsible credit standards to protect homeowners as well as taxpayers. Since 2009, Fannie Mae has seen the effect of actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards and change its pricing to promote sustainable homeownership and stability in the housing market. As of September 30, 2013, 75 percent of Fannie Mae’s single-family conventional guaranty book of business consisted of loans it had purchased or guaranteed since the beginning of 2009. While Fannie Mae does not yet know how the single-family loans the company has acquired since January 1, 2009 will ultimately perform, given their strong credit risk profile and based on their performance so far, the company expects that in the aggregate these loans will be profitable over their lifetime, meaning the company’s fee income on these loans will exceed the company’s credit losses and administrative costs for them.
Single-family conventional loans acquired by Fannie Mae in the first nine months of 2013 had a weighted average borrower FICO credit score at origination of 754 and a weighted average original loan-to-value (“LTV”) ratio of 75 percent.

Third Quarter 2013 Results	4

Loss Reserves: The company’s total loss reserves decreased to $48.4 billion as of September 30, 2013 from $53.1 billion as of June 30, 2013 and $62.6 billion as of December 31, 2012. The company’s total loss reserves peaked at $76.9 billion as of December 31, 2011.

Fannie Mae’s single-family serious delinquency rate has declined each quarter since the first quarter of 2010, and was 2.55 percent as of September 30, 2013, compared with 5.47 percent as of March 31, 2010. This decrease is primarily the result of home retention solutions, foreclosure alternatives, and completed foreclosures, as well as the company’s acquisition of loans with stronger credit profiles since the beginning of 2009.

Third Quarter 2013 Results	5

HOME RETENTION SOLUTIONS AND FORECLOSURE ALTERNATIVES

To reduce the credit losses Fannie Mae ultimately incurs on its legacy book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications. Fannie Mae completed more than 37,000 loan modifications during the third quarter of 2013, bringing the total number of loan modifications the company has completed since January 1, 2009 to approximately 1 million.
Fannie Mae views foreclosure as a last resort. For homeowners and communities in need, the company offers alternatives to foreclosure. These solutions have enabled 1.3 million borrowers to avoid foreclosure since 2009. In dealing with homeowners in distress, the company first seeks home retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives. When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously in an effort to minimize prolonged delinquencies that can hurt local home values and destabilize communities.

	For the Nine Months Ended		For the Year Ended December 31
	September 30, 2013		2012		2011		2010
	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance		Number of Loans
	(Dollars in millions)
Home retention strategies:
Modifications	$21,822	120,848	$30,640	163,412	$42,793	213,340	$82,826		403,506
Repayment plans and forbearances completed	1,331	10,128	3,298	23,329	5,042	35,318	4,385		31,579
HomeSaver Advance first-lien loans	—	—	—	—	—	—	688		5,191
Total home retention strategies	23,153	130,976	33,938	186,741	47,835	248,658	87,899		440,276
Foreclosure alternatives:
Short sales	7,860	37,247	15,916	73,528	15,412	70,275	15,899		69,634
Deeds-in-lieu of foreclosure	1,917	11,681	2,590	15,204	1,679	9,558	1,053		5,757
Total foreclosure alternatives	9,777	48,928	18,506	88,732	17,091	79,833	16,952	—	75,391
Total loan workouts	$32,930	179,904	$52,444	275,473	$64,926	328,491	$104,851		515,667
Loan workouts as a percentage of single-family guaranty book of business	1.53%	1.36%	1.85%	1.57%	2.29%	1.85%	3.66%		2.87%

REFINANCING INITIATIVES
Through the company’s Refi Plus™ initiative, which offers refinancing flexibility to eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 236,000 loans in the third quarter of 2013. Some borrowers’ monthly payments increased as they took advantage of the ability to refinance through Refi Plus to reduce the term of their loan, to switch from an adjustable-rate mortgage to a fixed-rate mortgage, or to switch from an interest-only mortgage to a fully amortizing mortgage. Even taking these into account, refinancings delivered to Fannie Mae through Refi Plus in the third quarter of 2013 reduced borrowers’ monthly mortgage payments by an average of $210.

Third Quarter 2013 Results	6

FORECLOSURES AND REO
Fannie Mae acquired 37,353 single-family REO properties, primarily through foreclosure, in the third quarter of 2013, compared with 36,106 in the second quarter of 2013. During the third quarter of 2013, REO dispositions slowed due to overall market conditions, resulting in an increase in inventory of single-family foreclosed properties as compared with the second quarter of 2013. As of September 30, 2013, the company’s inventory of single-family REO properties was 100,941, compared with 96,920 as of June 30, 2013. The carrying value of the company’s single-family REO was $10.0 billion as of September 30, 2013.
The company’s single-family foreclosure rate was 0.85 percent for the first nine months of 2013. This reflects the annualized total number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

	For the Nine Months Ended September 30,
	2013	2012
Single-family foreclosed properties (number of properties):
Beginning of period inventory of single-family foreclosed properties (REO)	105,666	118,528
Total properties acquired through foreclosure	112,176	133,367
Dispositions of REO	(116,901)	(144,670)
End of period inventory of single-family foreclosed properties (REO)	100,941	107,225
Carrying value of single-family foreclosed properties (dollars in millions)	$10,036	$9,302
Single-family foreclosure rate	0.85%	1.01%

Fannie Mae’s financial data for the third quarter of 2013 are available in the accompanying Appendix; however, investors and interested parties should read the company’s Third Quarter 2013 Form 10-Q, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s

Third Quarter 2013 Results	7

Web site, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its Third Quarter 2013 Form 10-Q. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “2013 Third Quarter Credit Supplement” at www.fanniemae.com.

# # #

In this release and the accompanying Appendix, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements regarding the company’s future financial results, including its profitability; the company’s future loss reserves; the company’s future revenues; the profitability of its loans; its future dividend payments to Treasury; the impact of the company’s actions to reduce credit losses; and the future fair value of the company’s trading securities and derivatives. These estimates, forecasts, expectations, and statements are forward looking statements based on the company’s current assumptions regarding numerous factors, including future home prices and the future performance of its loans. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of home price changes, interest rate changes, unemployment rates, other macroeconomic and housing market variables, the company’s future serious delinquency rates, government policy, credit availability, borrower behavior, including increases in the number of underwater borrowers who strategically default on their mortgage loan, the volume of loans it modifies, the nature, volume and effectiveness of its loss mitigation strategies and activities, significant changes in modification and foreclosure activity, management of its real estate owned inventory and pursuit of contractual remedies, changes in the fair value of its assets and liabilities, impairments of its assets, future legislative or regulatory requirements that have a significant impact on the company’s business such as a requirement that the company implement a principal forgiveness program, future updates to the company’s models relating to loss reserves, including the assumptions used by these models, changes in generally accepted accounting principles, changes to the company’s accounting policies, failures by its mortgage seller-servicers to fulfill their repurchase obligations to it, effects from activities the company takes to support the mortgage market and help borrowers, the conservatorship and its effect on the company’s business, the investment by Treasury and its effect on the company’s business, the uncertainty of the company’s future, the company’s future guaranty fee pricing and the impact of that pricing on the company’s competitive environment, challenges the company faces in retaining and hiring qualified employees, the deteriorated credit performance of many loans in the company’s guaranty book of business, a decrease in the company’s credit ratings, defaults by one or more institutional counterparties, resolution or settlement agreements the company may enter into with its counterparties, operational control weaknesses, changes in the structure and regulation of the financial services industry, limitations on the company’s ability to access the debt markets, disruptions in the housing, credit, and stock markets, government investigations and litigation, the performance of the company’s servicers, conditions in the foreclosure environment, natural or other disasters, and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2012 and the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2013, and elsewhere in this release.

Fannie Mae provides Web site addresses in its news releases solely for readers’ information. Other content or information appearing on these Web sites is not part of this release.

Fannie Mae enables people to buy, refinance, or rent a home.

Visit us at www.fanniemae.com/progress

Follow us on Twitter: http://twitter.com/FannieMae

Third Quarter 2013 Results	8

APPENDIX

SUMMARY OF THIRD QUARTER 2013 RESULTS

Fannie Mae reported net income of $8.7 billion for the third quarter of 2013, compared with net income of $1.8 billion for the third quarter of 2012. Fannie Mae reported comprehensive income of $8.6 billion for the third quarter of 2013, compared with comprehensive income of $2.6 billion for the third quarter of 2012.

(Dollars in millions)	3Q13	2Q13	Variance	3Q13	3Q12	Variance
Net interest income	$5,582	$5,667	$(85)	$5,582	$5,317	$265
Fee and other income	741	485	256	741	378	363
Net revenues	6,323	6,152	171	6,323	5,695	628
Investment gains, net	648	290	358	648	134	514
Net other-than-temporary impairments	(27)	(6)	(21)	(27)	(38)	11
Fair value gains (losses), net	335	829	(494)	335	(1,020)	1,355
Administrative expenses	(646)	(626)	(20)	(646)	(588)	(58)
Credit-related income (expense)
Benefit (provision) for credit losses	2,609	5,383	(2,774)	2,609	(2,079)	4,688
Foreclosed property income	1,165	332	833	1,165	48	1,117
Total credit-related income (expense)	3,774	5,715	(1,941)	3,774	(2,031)	5,805
Other non-interest expenses	(308)	(274)	(34)	(308)	(339)	31
Net gains (losses) and income (expenses)	3,776	5,928	(2,152)	3,776	(3,882)	7,658
Income before federal income taxes	10,099	12,080	(1,981)	10,099	1,813	8,286
Provision for federal income taxes	(1,355)	(1,985)	630	(1,355)	—	(1,355)
Net income	8,744	10,095	(1,351)	8,744	1,813	6,931
Less: Net (income) loss attributable to noncontrolling interest	(7)	(11)	4	(7)	8	(15)
Net income attributable to Fannie Mae	$8,737	$10,084	$(1,347)	$8,737	$1,821	$6,916
Total comprehensive income attributable to Fannie Mae	$8,603	$10,250	$(1,647)	$8,603	$2,567	$6,036
Preferred stock dividends	$(8,617)	$(10,243)	$1,626	$(8,617)	$(2,929)	$(5,688)

Net revenues were $6.3 billion for the third quarter of 2013, compared with $6.2 billion for the second quarter of 2013. Net interest income was $5.6 billion, compared with $5.7 billion for the second quarter of 2013. The decrease in net interest income compared to the second quarter of 2013 was due to lower interest income from portfolio assets due to a decline in the company’s retained portfolio. As Fannie Mae reduces the size of its retained mortgage portfolio in compliance with the terms of the senior preferred stock purchase agreement, revenues generated by its retained mortgage portfolio assets also will decrease. As a result of both the shrinking of the company’s retained mortgage portfolio and the impact of guaranty fee increases, Fannie Mae expects that, in a number of years, guaranty fees will become its primary source of revenues.

Third Quarter 2013 Results	9

Credit-related income, which consists of recognition of a benefit for credit losses and foreclosed property income, was $3.8 billion in the third quarter of 2013, compared with $5.7 billion in the second quarter of 2013. Credit-related income in both the second and third quarters of 2013 was positively affected by an increase in home prices and a decline in the number of delinquent loans in the company’s single-family guaranty book of business during the quarters. Credit-related income in the third quarter of 2013 also benefited from the recognition of compensatory fees received in connection with the compensatory fee agreement with Bank of America entered into in January 2013. Credit-related income was higher in the second quarter of 2013 than in the third quarter of 2013 primarily due to updates made during the second quarter to the assumptions and data used to estimate the company’s allowance for loan losses for individually-impaired single-family loans to reflect faster prepayment and lower default expectations for those loans, which resulted in an incremental benefit for credit losses of $2.2 billion for the second quarter.

Credit losses, which the company defines as net charge-offs plus foreclosed property expense, excluding the effect of certain fair-value losses, were $1.1 billion in the third quarter of 2013, compared with $1.6 billion in the second quarter of 2013. The decrease was due primarily to an increase in foreclosed property income as a result of the recognition of compensatory fees received in connection with the compensatory fee agreement with Bank of America entered into in January 2013. Fannie Mae had previously deferred this income until the company substantially completed the loan review process related to the agreement.

Third Quarter 2013 Results	10

Total loss reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, were $48.4 billion as of September 30, 2013, compared with $53.1 billion as of June 30, 2013. The total loss reserves coverage to total nonperforming loans was 21 percent as of September 30, 2013, compared with 23 percent as of June 30, 2013.

Net fair value gains were $335 million in the third quarter of 2013, compared with $829 million in the second quarter of 2013. Third quarter fair value gains were driven primarily by gains on risk management derivatives as a result of an increase in longer-term interest rates. These gains were partially offset by fair value losses on commitments to sell mortgage-related securities. The estimated fair value of the company’s trading securities and derivatives may fluctuate substantially from period to period because of changes in interest rates, credit spreads, and interest rate volatility, as well as activity related to these financial instruments.

Third Quarter 2013 Results	11

BUSINESS SEGMENT RESULTS
The business groups running Fannie Mae’s three reporting segments – its Single-Family business, its Multifamily business, and its Capital Markets group – engage in complementary business activities in pursuing the company’s mission of providing liquidity, stability, and affordability to the U.S. housing market. The company’s Single-Family and Multifamily businesses work with Fannie Mae’s lender customers, who deliver mortgage loans that the company acquires and securitizes into Fannie Mae MBS. The Capital Markets group manages the company’s investment activity in mortgage-related assets and other interest-earning non-mortgage investments, funding investments in mortgage-related assets primarily with proceeds received from the issuance of Fannie Mae debt securities in the domestic and international capital markets. The Capital Markets group also provides liquidity to the mortgage market through short-term financing and other activities.

Single-Family business had net income of $4.7 billion in the third quarter of 2013, compared with $6.5 billion in the second quarter of 2013. The decrease in net income in the third quarter of 2013 compared with the second quarter of 2013 was due primarily to decreased credit-related income in the third quarter of 2013. The Single-Family guaranty book of business was $2.88 trillion as of September 30, 2013 and $2.84 trillion as of June 30, 2013. Single-Family guaranty fee income was $2.7 billion in the third quarter of 2013 and $2.5 billion in the second quarter of 2013.

Multifamily had net income of $478 million in the third quarter of 2013, compared with $386 million in the second quarter of 2013. The increase in net income in the third quarter of 2013 compared with the second quarter of 2013 was due primarily to increased credit-related income in the third quarter of 2013. Multifamily recorded credit-related income of $132 million in the third quarter of 2013, compared with credit-related income of $34 million in the second quarter of 2013 due primarily to improvements in default and loss severity trends, and improvements in property valuations. The Multifamily guaranty book of business was $203.7 billion as of September 30, 2013, compared with $205.5 billion as of June 30, 2013. Multifamily guaranty fee income was $311 million for the third quarter of 2013 and $300 million for the second quarter of 2013.

Third Quarter 2013 Results	12

Capital Markets group had net income of $3.8 billion in the third quarter of 2013, compared with $3.3 billion in the second quarter of 2013. The increase in net income in the third quarter of 2013 compared with the second quarter of 2013 was due primarily to increased investment gains partially offset by a decrease in fair value gains and net interest income in the third quarter of 2013. Investment gains for the third quarter of 2013 were $1.6 billion, compared with $898 million in the second quarter of 2013. Fair value gains for the third quarter of 2013 were $371 million, compared with $841 million in the second quarter of 2013. Capital Markets’ net interest income for the third quarter of 2013 was $2.3 billion, compared with $2.7 billion in the second quarter of 2013. The Capital Markets retained mortgage portfolio balance decreased to $516.3 billion as of September 30, 2013, compared with $565.2 billion as of June 30, 2013, resulting from purchases of $60.1 billion, liquidations of $30.1 billion, and sales of $79.0 billion during the quarter.

(Dollars in millions)	3Q13	2Q13	Variance	3Q13	3Q12	Variance
Single-Family Segment:
Guaranty fee income	$2,719	$2,544	$175	$2,719	$2,014	$705
Credit-related income (expense)	3,642	5,681	(2,039)	3,642	(2,130)	5,772
Other	(865)	(677)	(188)	(865)	(694)	(171)
Income (loss) before federal income taxes	5,496	7,548	(2,052)	5,496	(810)	6,306
Provision for federal income taxes	(751)	(1,050)	299	(751)	(12)	(739)
Net income (loss)	$4,745	$6,498	$(1,753)	$4,745	$(822)	$5,567
Multifamily Segment:
Guaranty fee income	$311	$300	$11	$311	$265	$46
Credit-related income	132	34	98	132	99	33
Other	43	62	(19)	43	31	12
Income before federal income taxes	486	396	90	486	395	91
(Provision) benefit for federal income taxes	(8)	(10)	2	(8)	32	(40)
Net income	$478	$386	$92	$478	$427	$51
Capital Markets Segment:
Net interest income	$2,311	$2,680	$(369)	$2,311	$3,247	$(936)
Investment gains, net	1,590	898	692	1,590	2,201	(611)
Fair value gains (losses), net	371	841	(470)	371	(961)	1,332
Other	123	(179)	302	123	(345)	468
Income before federal income taxes	4,395	4,240	155	4,395	4,142	253
Provision for federal income taxes	(596)	(925)	329	(596)	(20)	(576)
Net income	$3,799	$3,315	$484	$3,799	$4,122	$(323)

Third Quarter 2013 Results	13

ANNEX I
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions, except share amounts)

	As of
	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$30,784	$21,117
Restricted cash (includes $26,804 and $61,976, respectively, related to consolidated trusts)	31,525	67,919
Federal funds sold and securities purchased under agreements to resell or similar arrangements	40,300	32,500
Investments in securities:
Trading, at fair value	32,860	40,695
Available-for-sale, at fair value (includes $911 and $935, respectively, related to consolidated trusts)	41,000	63,181
Total investments in securities	73,860	103,876
Mortgage loans:
Loans held for sale, at lower of cost or fair value (includes $41 and $72, respectively, related to consolidated trusts)	998	464
Loans held for investment, at amortized cost:
Of Fannie Mae	313,267	355,544
Of consolidated trusts (includes $13,877 and $10,800, respectively, at fair value and loans pledged as collateral that may be sold or repledged of $477 and $943, respectively)	2,744,084	2,652,193
Total loans held for investment	3,057,351	3,007,737
Allowance for loan losses	(45,169)	(58,795)
Total loans held for investment, net of allowance	3,012,182	2,948,942
Total mortgage loans	3,013,180	2,949,406
Accrued interest receivable, net (includes $7,568 and $7,567, respectively, related to consolidated trusts)	8,696	9,176
Acquired property, net	11,380	10,489
Deferred tax asset, net	48,256	—
Other assets (includes cash pledged as collateral of $2,635 and $1,222, respectively)	23,241	27,939
Total assets	$3,281,222	$3,222,422
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,234 and $8,645, respectively, related to consolidated trusts)	$10,769	$11,303
Debt:
Of Fannie Mae (includes $684 and $793, respectively, at fair value)	565,110	615,864
Of consolidated trusts (includes $14,414 and $11,647, respectively, at fair value)	2,675,011	2,573,653
Other liabilities (includes $501 and $1,059, respectively, related to consolidated trusts)	18,715	14,378
Total liabilities	$3,269,605	$3,215,198
Commitments and contingencies (Note 17)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	117,149
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding, respectively	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued, respectively, 1,158,080,657 and 1,158,077,970 shares outstanding, respectively	687	687
Accumulated deficit	(119,067)	(122,766)
Accumulated other comprehensive income	1,070	384
Treasury stock, at cost, 150,682,046 and 150,684,733 shares, respectively	(7,401)	(7,401)
Total Fannie Mae stockholders’ equity	11,568	7,183
Noncontrolling interest	49	41
Total equity (See Note 1: Impact of U.S. Government Support and Earnings (Loss) per Share for information on our dividend obligation to Treasury)	11,617	7,224
Total liabilities and equity	$3,281,222	$3,222,422

See Notes to Condensed Consolidated Financial Statements

Third Quarter 2013 Results	14

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Interest income:
Trading securities	$185	$234	$633	$756
Available-for-sale securities	546	789	1,870	2,551
Mortgage loans (includes $25,351 and $27,057, respectively, for the three months ended and $75,592 and $84,482, respectively, for the nine months ended related to consolidated trusts)	28,299	30,593	85,579	95,186
Other	37	53	143	131
Total interest income	29,067	31,669	88,225	98,624
Interest expense:
Short-term debt	29	38	109	112
Long-term debt (includes $20,905 and $23,395, respectively, for the three months ended and $62,785 and $73,469, respectively, for the nine months ended related to consolidated trusts)	23,456	26,314	70,563	82,570
Total interest expense	23,485	26,352	70,672	82,682
Net interest income	5,582	5,317	17,553	15,942
Benefit (provision) for credit losses	2,609	(2,079)	8,949	(1,038)
Net interest income after benefit (provision) for credit losses	8,191	3,238	26,502	14,904
Investment gains, net	648	134	1,056	381
Net other-than-temporary impairments	(27)	(38)	(42)	(701)
Fair value gains (losses), net	335	(1,020)	1,998	(3,186)
Debt extinguishment gains (losses), net	92	(54)	96	(181)
Fee and other income	741	378	1,794	1,148
Non-interest income (loss)	1,789	(600)	4,902	(2,539)
Administrative expenses:
Salaries and employee benefits	307	294	928	892
Professional services	236	195	678	542
Occupancy expenses	48	48	141	139
Other administrative expenses	55	51	166	146
Total administrative expenses	646	588	1,913	1,719
Foreclosed property (income) expense	(1,165)	(48)	(1,757)	221
Other expenses	400	285	955	775
Total other (income) expenses	(119)	825	1,111	2,715
Income before federal income taxes	10,099	1,813	30,293	9,650
(Provision) benefit for federal income taxes	(1,355)	—	47,231	—
Net income	8,744	1,813	77,524	9,650
Other comprehensive (loss) income:
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	(133)	741	532	1,416
Other	(1)	5	154	20
Total other comprehensive (loss) income	(134)	746	686	1,436
Total comprehensive income	8,610	2,559	78,210	11,086
Less: Comprehensive (income) loss attributable to noncontrolling interest	(7)	8	(18)	4
Total comprehensive income attributable to Fannie Mae	$8,603	$2,567	$78,192	$11,090
Net income	8,744	1,813	77,524	9,650
Less: Net (income) loss attributable to noncontrolling interest	(7)	8	(18)	4
Net income attributable to Fannie Mae	8,737	1,821	77,506	9,654
Dividends distributed or available for distribution to senior preferred stockholder	(8,617)	(2,929)	(78,228)	(8,675)
Net income (loss) attributable to common stockholders (Note 11)	$120	$(1,108)	$(722)	$979
Earnings (loss) per share:
Basic	$0.02	$(0.19)	$(0.13)	$0.17
Diluted	0.02	(0.19)	(0.13)	0.17
Weighted-average common shares outstanding:
Basic	5,762	5,762	5,762	5,762
Diluted	5,893	5,762	5,762	5,893

See Notes to Condensed Consolidated Financial Statements

Third Quarter 2013 Results	15

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Cash Flows— (Unaudited)
(Dollars in millions)

	For the Nine Months Ended September 30,
	2013	2012
Net cash provided by operating activities	$11,518	$32,279
Cash flows provided by investing activities:
Purchases of trading securities held for investment	(5,855)	(1,542)
Proceeds from maturities and paydowns of trading securities held for investment	2,036	2,671
Proceeds from sales of trading securities held for investment	11,118	1,357
Purchases of available-for-sale securities	—	(34)
Proceeds from maturities and paydowns of available-for-sale securities	8,265	9,423
Proceeds from sales of available-for-sale securities	14,312	923
Purchases of loans held for investment	(161,737)	(141,539)
Proceeds from repayments and sales of loans acquired as held for investment of Fannie Mae	38,427	22,540
Proceeds from repayments of loans acquired as held for investment of consolidated trusts	532,411	568,881
Net change in restricted cash	36,394	(9,147)
Advances to lenders	(114,584)	(97,508)
Proceeds from disposition of acquired property and preforeclosure sales	29,688	29,822
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	(7,800)	500
Other, net	619	56
Net cash provided by investing activities	383,294	386,403
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	326,036	550,087
Payments to redeem debt of Fannie Mae	(377,514)	(630,546)
Proceeds from issuance of debt of consolidated trusts	339,687	270,552
Payments to redeem debt of consolidated trusts	(599,519)	(601,523)
Payments of cash dividends on senior preferred stock to Treasury	(73,835)	(8,679)
Proceeds from senior preferred stock purchase agreement with Treasury	—	4,571
Other, net	—	(9)
Net cash used in financing activities	(385,145)	(415,547)
Net increase in cash and cash equivalents	9,667	3,135
Cash and cash equivalents at beginning of period	21,117	17,539
Cash and cash equivalents at end of period	$30,784	$20,674
Cash paid during the period for:
Interest	$82,086	$90,338
Income Taxes	$1,876	$—

See Notes to Condensed Consolidated Financial Statements

Third Quarter 2013 Results	16